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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Streamline Health Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 2, 2016

Dear Fellow Stockholder,

        On behalf of the board of directors, I cordially invite you to attend the 2016 Annual Meeting of Stockholders of Streamline Health Solutions, Inc., which will be held at the company's corporate headquarters, 1230 Peachtree Street NE, Second Floor, Atlanta, Georgia 30309, on Wednesday, May 25, 2016, commencing at 9:30 a.m., Eastern Time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

        The Notice of Annual Meeting of Stockholders and Proxy Statement contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. The Notice of Annual Meeting of Stockholders and Proxy Statement also are available at http://www.edocumentview.com/STRM.

Regards,

David W. Sides
 President and Chief Executive Officer

STREAMLINE HEALTH SOLUTIONS, INC.
1230 Peachtree St. NE, Suite 600
Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2016

To the Stockholders of Streamline Health Solutions, Inc.:

        Notice is hereby given that the Annual Meeting of the Stockholders of Streamline Health Solutions, Inc. will be held on May 25, 2016, at 9:30 a.m., Eastern Time, at the company's corporate headquarters, 1230 Peachtree Street NE, Second Floor, Atlanta, Georgia 30309, for the following purposes:

  1.
  PROPOSAL 1—To elect the six candidates nominated by our board of directors to serve as directors until a successor is duly elected and qualified at the 2017 Annual Meeting of Stockholders or otherwise or until any earlier removal or resignation.

  2.
  PROPOSAL 2—To approve a non-binding advisory vote on the compensation of our named executive officers ("say-on-pay").

  3.
  PROPOSAL 3—To ratify the appointment of the firm of RSM US LLP to serve as our independent registered public accounting firm for fiscal year 2016.

  4.
  To consider any and all other business that may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 7, 2016 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournment thereof.

By Order of the Board of Directors

Jack W. Kennedy Jr. Senior Vice President, Administration Chief Legal Counsel & Corporate Secretary

Atlanta, Georgia
May 2, 2016

        A Proxy Statement and proxy card are included herewith. As a stockholder, you are urged to vote. See "General Information—Voting Methods" in the included Proxy Statement for more information on your voting options. It is important that your shares be voted. In order to avoid the additional expense of further solicitation, we ask your cooperation in voting promptly.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2016.

        Our Notice of Annual Meeting of Stockholders, Proxy Statement for the 2016 Annual Meeting of Stockholders and 2015 Annual Report to Stockholders are also available at http://www.edocumentview.com/STRM.

STREAMLINE HEALTH SOLUTIONS, INC.

1230 Peachtree St. NE, Suite 600
Atlanta, Georgia 30309

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2016

GENERAL INFORMATION

Introduction

        We are furnishing this Proxy Statement on behalf of the board of directors of Streamline Health Solutions, Inc., a Delaware corporation, for use at our 2016 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the "Annual Meeting"), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the company's corporate headquarters, 1230 Peachtree Street NE, Second Floor, Atlanta, Georgia 30309, at 9:30 a.m. Eastern Time, on Wednesday, May 25, 2016. You may obtain directions to the location of the Annual Meeting by visiting http://www.edocumentview.com/STRM.

        As used in this Proxy Statement, the terms "Streamline," the "company," "we," "us," and "our" refer to Streamline Health Solutions, Inc. The term "common stock" means shares of our common stock, par value $.01 per share. The term "preferred stock" means shares of our Series A 0% Convertible Preferred Stock, par value $.01 per share.

        This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about May 4, 2016. A copy of the 2015 Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2016, as filed with the Securities and Exchange Commission (the "SEC"), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 25, 2016:

        This Proxy Statement and the 2015 Annual Report to Stockholders are available at http://www.edocumentview.com/STRM.

Stockholders Entitled to Notice and to Vote

        All holders of record of our common stock and our preferred stock at the close of business on April 7, 2016 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. Our shares of common stock and preferred stock vote together as a single class.

        At the close of business on the Record Date, we had 19,361,549 shares of common stock outstanding and entitled to vote and 2,949,995 shares of preferred stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of our common stock held. Holders of preferred stock are entitled to vote such shares on a modified converted basis with each holder of preferred stock entitled to such number of votes equal to the total number of shares of preferred stock held multiplied by 75%, rounded down to the nearest whole share. Unless waived, holders of our preferred stock are subject to certain beneficial ownership limitations. As of the Record Date, the holders of preferred stock were entitled to an aggregate of 2,212,496 votes. Shares of our common stock and preferred stock may not be voted cumulatively.

Quorum

        Our bylaws provide that the holders of a majority of all of the shares of our capital stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted FOR, AGAINST, WITHHELD, or ABSTAIN, as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum. At the Annual Meeting, 10,787,023 shares will constitute a quorum for the transaction of business.

Distinction between Holding Shares as a Stockholder of Record and as a Beneficial Owner

        Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

        Beneficial Owner.    If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

        If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Methods

  Stockholders of Record

        By Mail.    Registered stockholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

        By Internet.    Registered stockholders may vote on the Internet at http://www.envisionreports.com/STRM. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered stockholders is available up until 1:00 a.m., Central Time, on May 25, 2016, the day of the Annual Meeting. The Internet voting procedures are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

        By Telephone.    Registered stockholders also may vote by telephone by calling 1-800-652-8683 (toll-free) and using any touch-tone telephone to transmit their votes up to 1:00 a.m., Central Time, on May 25, 2016, the day of the Annual Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

        By Attending the Annual Meeting.    If you attend the Annual Meeting and wish to vote in person, you may request a ballot when you arrive. Alternatively, if you are a registered stockholder and attend the Annual Meeting, you may deliver your signed and dated proxy card in person. You must present a valid photo identification for admission to the Annual Meeting.

  Beneficial Owners

        If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

        If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date and have been granted a proxy by your bank, broker or nominee to vote the shares. You also must present a valid photo identification for admission to the Annual Meeting.

Voting Requirements

        At the Annual Meeting, stockholders will consider and act upon (1) the election of six directors for terms expiring at the 2017 Annual Meeting of Stockholders, (2) the approval of a non-binding advisory vote on the compensation of our named executive officers ("say-on-pay"), (3) the ratification of RSM US LLP to serve as the company's independent registered public accounting firm for fiscal year 2016, and (4) such other business as may properly come before the Annual Meeting.

        With regard to Proposal 1 (Election of Directors), votes may be cast for the nominees or may be withheld. All nominees are current directors. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, and the six nominees receiving the greatest number of votes will be elected. Abstentions and broker "non-votes" will have no effect on the outcome of this proposal.

        With regard to Proposal 2 ("Say-on-Pay"), votes may be cast for or against the proposal, or stockholders may abstain from voting on the proposal. The approval of Proposal 2 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker "non-votes" will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this proposal. The vote on Proposal 2 is a non-binding advisory vote.

        With regard to Proposal 3 (Ratification of RSM US LLP), votes may be cast for or against the proposal, or stockholders may abstain from voting on the proposal. The approval of Proposal 3 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker "non-votes" will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this proposal.

Treatment of Voting Instructions

        If you provide specific voting instructions, your shares will be voted as instructed.

        If you hold shares as the stockholder of record and provide a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends voting "FOR ALL NOMINEES" listed in Proposal 1, "FOR" Proposals 2 and 3, and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

        You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

        The persons identified as having the authority to vote the proxies granted by the proxy card also will have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

        A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

        If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

        Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Proxy Solicitation

        We will bear the expense of electronically hosting, printing and mailing proxy materials and soliciting the proxies we are seeking. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers, and other employees in person, by telephone, or via facsimile. Our directors, officers and other employees will receive no additional compensation for any such solicitations. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of such shares, and we will reimburse such brokers and nominees for the reasonable expenses incurred in forwarding the materials to such beneficial owners. Your cooperation in voting promptly will help to avoid additional expense.

List of Stockholders

        In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our principal executive offices, which are located at 1230 Peachtree St. NE, Suite 600, Atlanta, Georgia 30309, on the date of our Annual Meeting, May 25, 2016, and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time.

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the Annual Meeting, the stockholders will elect six directors, each to hold office until a successor is duly elected and qualified at the 2017 Annual Meeting of Stockholders, or otherwise, or until any earlier resignation or removal. All nominees standing for election are currently serving as members of our board of directors and have consented to continue to serve. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director.

        Candidates for director were identified (other than Messrs. Moseley and Valentine, who were specified by Noro-Moseley Partners VI, L.P. and Great Point Partners, LLC, respectively, as described below) and recommended for nomination by the Governance and Nominating Committee of our board of directors. All members of the Governance and Nominating Committee are independent directors. The Governance and Nominating Committee and our board of directors have determined that a potential candidate to be nominated to serve as a director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and ownership of shares of our common stock to bring the perspective of a stockholder to the board of directors. The Governance and Nominating Committee and our board of directors believe that the composition of the board of directors as a whole should reflect diversified business experiences, education, knowledge of and skills relating to the healthcare and healthcare technology industries, sales and marketing, investment banking, accounting and finance, and knowledge of our operations. The Governance and Nominating Committee and the board of directors take all of these diversity factors into account when considering individual director candidates because we believe that these diversity factors can enhance the overall perspectives of our board of directors and of management.

        To date, neither our board of directors nor the Governance and Nominating Committee has deemed it necessary to engage a third party search firm to assist in identifying suitable candidates for directors, but have the authority to do so in the future. Accordingly, no fees were paid to any such search firm in connection with the nominees for directors named in this Proxy Statement. The Governance and Nominating Committee currently believes that the existing members of our board of directors and executive management have sufficient networks of business contacts to form the candidate pool from which nominees will be identified. Once a candidate is identified as a possible director nominee by the Governance and Nominating Committee, our board of directors (or as many members of the board of directors as feasible) will meet with such candidate. The Governance and Nominating Committee will then take any feedback that it receives from the board of directors regarding the possible director nominee and evaluate the candidate using the criteria outlined above. The Governance and Nominating Committee would evaluate a director candidate recommended by a stockholder using the same process described above. To date, other than the candidates specified by Noro-Moseley Partners VI, L.P. and Great Point Partners, LLC as described below, we have never received a director candidate recommended by a stockholder.

        In August 2012, we completed an equity investment from affiliated funds and accounts of Great Point Partners, LLC ("GPP"), Noro-Moseley Partners VI, L.P. ("NMP"), and another investor affiliated with NMP (the "2012 Private Placement"). In conjunction with such transaction, our board of directors increased the size of the board of directors in accordance with our bylaws, creating two vacancies on the board of directors. Pursuant to the terms we agreed to in conjunction with the 2012 Private Placement, GPP and NMP were each granted the right to specify a director candidate to be nominated by our board of directors for election at each Annual Meeting of Stockholders thereafter. Such right will expire for each holder at such time as GPP (collectively with its affiliated funds and accounts) or NMP (collectively with its affiliates), as the case may be, holds shares of preferred and common stock representing less than 7.5% of our issued and outstanding shares of common stock (on a fully diluted basis). Allen S. Moseley, a member of the general partner of NMP, was designated by NMP to fill one of the two vacancies, and Michael G. Valentine was designated by GPP to fill the second vacancy. Messrs. Moseley and Valentine were evaluated by the Governance and Nominating Committee in accordance with our director review process and were appointed by the board of directors to fill the vacancies.

        Each of NMP and GPP currently owns more than 7.5% of our shares of common stock (on a fully diluted basis) and has specified Messrs. Moseley and Valentine, respectively, to be nominated by our board of directors for election at the Annual Meeting. In the event that Mr. Moseley or Mr. Valentine is not elected to our board of directors, NMP or GPP, as the case may be, will be granted board observation rights.

Nominees for Election as Directors

        The following six incumbent directors are being nominated by the board of directors for re-election to the board of directors: Michael K. Kaplan, Allen S. Moseley, Jonathan R. Phillips, David W. Sides, Judith E. Starkey and Michael G. Valentine. The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of Streamline for each director nominee are set forth below.

        Michael K. Kaplan, age 50, has served on our board of directors since January 2012. Mr. Kaplan brings more than 20 years of experience in various roles in the healthcare industry. He is currently Founder and Managing Director of Altos Health Management, a venture capital firm focused on the healthcare industry. He also serves as a co-founder and Member of MMC Health Services, a private equity firm. Prior to founding Altos Health Management in 2009, Mr. Kaplan was a partner at Three Arch Partners, a venture capital firm focused on healthcare. He was involved with 19 portfolio companies during nearly a decade at Three Arch Partners. Before joining Three Arch Partners, Mr. Kaplan was an operating executive at Blue Shield of California where he had a variety of roles, including Vice President of Corporate Development and Strategic Planning, Regional Chief Executive for Northern California, and Vice President of Business Transformation. Earlier in his career, Mr. Kaplan was a Senior Manager in consulting for APM Incorporated/CSC Healthcare and a Financial Analyst at Kidder, Peabody & Co. Incorporated. Mr. Kaplan received his BS in Business Administration from Washington University in St. Louis and an MBA from the Stanford Graduate School of Business. Mr. Kaplan is well-qualified to serve on our board of directors. He brings a wealth of industry knowledge and experience to the board of directors from his experience in the healthcare industry. Mr. Kaplan's venture capital experience also allows him to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

        Allen S. Moseley, age 46, has served on our board of directors since August 2012. He has served as a General Partner at Noro-Moseley Partners ("Noro-Moseley") since 1998 and leads the firm's healthcare practice focused primarily in healthcare information technology, healthcare services, and medical devices. He currently represents Noro-Moseley on the boards of various healthcare vendors. Prior to joining Noro-Moseley, Mr. Moseley was in the corporate finance group at The Robinson-Humphrey Company, an investment banking firm previously owned by Citigroup and now part of SunTrust Banks, Inc. Mr. Moseley worked extensively in the healthcare and business services industries, advising on a number of initial public offerings, mergers and acquisitions, and private placements. He also was involved in R-H Capital Partners, the private equity investment arm of the firm. Previously, he held investment banking positions with Bowles Hollowell Conner & Company and Merrill Lynch & Co. Mr. Moseley currently serves on the Board of Trustees of the Georgia Research Alliance and the Board of Directors of the Technology Association of Georgia. He was recently Chairman of Venture Atlanta and Chairman of the Technology Association of Georgia. Mr. Moseley received a BA from the University of North Carolina at Chapel Hill, where he was a member of Phi Beta Kappa, and an MBA from Harvard Business School. Mr. Moseley is well-qualified to serve on our board of directors. With vast experience in the healthcare industry and a background in investment banking, Mr. Moseley brings a wealth of industry knowledge to our board of directors. Mr. Moseley's venture capital experience also allows him to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

        Jonathan R. Phillips, age 43, has served on our board of directors since May 2005 and was elected Chairman of our board of directors in May 2009. In 2005, Mr. Phillips founded Healthcare Growth Partners, a provider of strategic and financial advisory services to healthcare technology companies, and has served as its Managing Director since that time. Prior to founding Healthcare Growth Partners, Mr. Phillips was a member of the Healthcare Investment Banking Group at William Blair and Company, LLC, an investment banking firm. Prior to William Blair, he served in various roles in the healthcare practice of Deloitte Consulting for more than four years where he provided strategic consulting to healthcare providers and other organizations. From 2007 until immediately prior to its acquisition by Merge Healthcare Incorporated (Nasdaq: MRGE) in 2011, Mr. Phillips was a director of Ophthalmic Imaging Systems, Inc., a public company that provided software and technology for ophthalmology practices, where he served on the audit, compensation, and nominating committees and chaired the special committee. Mr. Phillips also serves as a director for several private companies. Mr. Phillips serves on the nonprofit board of the Ray Graham Association, where he is a member of the finance committee, and on the Rush University Medical Center Associates board. Mr. Phillips is a securities principal having completed the Series 24, 7 and 63 exams. Mr. Phillips earned his MBA in Finance, Marketing and Health Services Management from the J. L. Kellogg School of Management, Northwestern University, and his BA in Economics and Management from DePauw University. Mr. Phillips is well-qualified to serve on our board of directors. He brings a wealth of industry knowledge and experience to the board of directors as the founder and Managing Director of Healthcare Growth Partners, an investment banking firm focused on sub-middle market healthcare information technology companies. During his career, Mr. Phillips has completed over 70 transactions involving healthcare companies, which transactions had an aggregate value of over $2 billion. He also has completed over 40 strategic advisory engagements for healthcare technology and services companies. These experiences within the healthcare sector allow Mr. Phillips to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

        David W. Sides, age 45, has served as President, Chief Executive Officer and a member of the company's board of directors since January 2015. From September 2014 until he was appointed to his current positions, Mr. Sides served as Executive Vice President and Chief Operating Officer of the company. Mr. Sides served as Chief Executive Officer of iMDsoft from July 2012 to March 2014. While with iMDsoft, a global leader of high-end clinical information systems, Mr. Sides led the company's transformation following the acquisition of the company by a private equity firm. From 1995 to 2012, Mr. Sides held a number of successive positions at Cerner Corporation, a global supplier of health care information technology solutions, services, devices and hardware, culminating in serving as Senior Vice President of Worldwide Consulting. In that position, he led professional services in 24 countries worldwide. From March 2014 to September 2014, Mr. Sides was an independent consultant. Mr. Sides has a B.A. in biophysics from the University of California, Berkeley as well as master's of both health administration and business administration from the University of Missouri, Columbia. Mr. Sides is a Fellow of the American College of Healthcare Executives. Mr. Sides's service as our President and Chief Executive Officer, as well as his extensive experience in the healthcare information technology industry, qualifies him to be an effective member of our board of directors. This experience provides the board with valuable insight into our industry and business strategy.

        Judith E. Starkey, age 68, has served on our board of directors since September 2014. Ms. Starkey is the Founder and former Chairperson of Chamberlin Edmonds & Associates, which she launched in 1986 and was acquired by Emdeon in 2010. Chamberlin Edmonds is a leading provider of patient eligibility and enrollment services to hospitals, government agencies and managed care organizations. Since 2010, Ms. Starkey has been a self-employed entrepreneur, speaker and author. Ms. Starkey began her career in health service management, medical cost control and government systems with the Social Security Administration. While employed by the government, Ms. Starkey designed a management system that enabled states to comply with federal and state regulations. She also designed and implemented a process that reduced the cost of administering the Social Security Disability Insurance Benefits program by several million dollars. Ms. Starkey is an oft-honored expert in her field and is an advanced member of the Healthcare Financial Management Association, has delivered Congressional testimony and presents at national/state forums of healthcare professionals. She currently serves on the board of The Johns Hopkins Berman Institute of Bioethics. Ms. Starkey received her BS degree in Psychology from Spring Hill College and her MS in Psychology from Georgia State University. Ms. Starkey's experience as an entrepreneur and executive in the healthcare information technology industry provides our board with important insight in growing and managing our business. Further, her experience in government provides the board with an important understanding of the regulatory environment for our company.

        Michael G. Valentine, age 47, has served on our board of directors since October 2012. He has served as the Chief Executive Officer of Netsmart Technologies, Inc., an information technology company, since May 2011. From December 1998 to May 2011, he served as Executive Vice President and Chief Operating Officer at Cerner Corporation, an information technology company. He held a succession of business ownership roles during his 13 years at Cerner. Prior to his role as Chief Operating Officer, he maintained ownership of all client delivery and relationships for Cerner's worldwide operations. Prior to joining Cerner, Mr. Valentine started and managed a Midwest-based technology solutions and services company. Before that, he was an executive in telecommunications and technology industry groups for seven years at Andersen Consulting. Mr. Valentine earned his BS in Industrial Engineering from Kansas State University. With his extensive experience in healthcare information technology, Mr. Valentine brings valuable insight and experience to our board of directors. Further, his leadership in key roles at information technology companies qualifies him to be an effective member of our board. Our board of directors has determined that Mr. Valentine is an audit committee financial expert under SEC and Nasdaq Stock Market standards.

        The board of directors recommends a vote "FOR ALL" nominees listed above.

 PROPOSAL 2—ADVISORY VOTE ON COMPENSATION
OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")

Proposed Advisory Resolution of Stockholders

        At the Annual Meeting, stockholders will be given the opportunity to vote on the following advisory resolution:

  RESOLVED, that the stockholders of Streamline Health Solutions, Inc. hereby approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the disclosure under "Compensation Discussion and Analysis," and the compensation tables and related narrative disclosure under "Executive Compensation."

        References in this Proxy Statement to "named executive officers" refer to David W. Sides, Nicholas A. Meeks, Jack W. Kennedy Jr., Randolph W. Salisbury and Shaun L. Priest. For information regarding the compensation of our named executive officers, see "Compensation Discussion and Analysis" and "Executive Compensation."

Background on Proposal

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and related SEC rules, stockholders are being given the opportunity to vote at the Annual Meeting on this advisory resolution regarding the compensation of our named executive officers (commonly referred to as "say-on-pay"). As discussed in "Compensation Discussion and Analysis—Overview of Streamline's Executive Compensation," the Compensation Committee's compensation objectives are to motivate executive officers to deliver superior short-term performance by providing conservative, but competitive, base salaries and cash bonus opportunities; align the interests of our executive officers with the long-term interests of the company's stockholders through the grant of equity incentive awards; and provide an overall compensation package that is conservative, but competitive and, therefore, promotes executive recruitment and retention. The Compensation Committee has determined that the compensation structure for our named executive officers is effective and appropriate.

        At our Annual Meeting of Stockholders in 2013, our stockholders approved a one year frequency for say-on-pay proposals. We expect to hold the next say-on-pay proposal at our Annual Meeting of Stockholders in 2017.

Effects of Advisory Vote

        While the resolution is non-binding and will not be construed as overruling any decision by our board of directors or create or imply any fiduciary duty by the board of directors, the board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

        Our board of directors recommends a vote "FOR" the advisory vote on the compensation of the named executive officers as set forth in this Proposal 2.

 PROPOSAL 3—RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee proposes and recommends that the stockholders ratify the selection by the Audit Committee of the firm of RSM US LLP ("RSM") to serve as our independent registered public accounting firm for fiscal year 2016. Action by our stockholders is not required by law in the appointment of an independent registered public accounting firm, but the appointment is submitted by the Audit Committee in order to give our stockholders a voice in the designation of auditors. If the resolution ratifying our selection of RSM as our independent registered public accounting firm is rejected by our stockholders, then the Audit Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

        RSM was engaged as our independent registered public accounting firm on December 10, 2015. Prior to such time, KPMG LLP ("KPMG") served as our independent registered public accounting firm. See "Independent Registered Public Accounting Firm—Change in Independent Registered Public Accounting Firm" below for more information on our change in independent registered public accounting firms.

        Our board of directors recommends a vote "FOR" ratification of the appointment of RSM as our independent registered public accounting firm for fiscal year 2016.

 CORPORATE GOVERNANCE

        We have established corporate governance practices designed to serve the best interest of our company and our stockholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market ("Nasdaq"). Set forth below is information regarding the meetings of the board of directors during fiscal 2015, a description of the board's standing committees and additional information about our corporate governance policies and procedures.

Board of Directors Meetings and Committees

        The board of directors met 11 times during fiscal year 2015. Standing committees of the board of directors currently include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategy Committee.

        All nominees for election as directors at the Annual Meeting were unanimously recommended by the Governance and Nominating Committee and unanimously nominated by the current board of directors, including all of the independent directors. Under our bylaws, director nominations may be brought at an Annual Meeting of Stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a nomination in accordance with the requirements of the bylaws as in effect from time to time. For this Annual Meeting, we received no director nominations from stockholders, other than the candidates specified by NMP and GPP as described above. For additional information, see "Stockholder Proposals for 2017 Annual Meeting of Stockholders."

        Our board of directors has determined that Messrs. Kaplan, Moseley, Phillips, and Valentine and Ms. Starkey are all "Independent Directors" in accordance with the standards set forth in Item 407(a)(1)(i) of Regulation S-K and in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

        There are no family relationships among any of the above named nominees for director or among any of the nominees and any of our executive officers.

        In fiscal year 2015, each director attended at least 75% of the aggregate number of meetings of our board of directors and of the committees of the board of directors on which he or she served.

        Our board of directors has separated the positions of the Chairman of the Board and of the Chief Executive Officer. Our board of directors believes that this separation allows the Chief Executive Officer to focus his attention on the day-to-day operation of the business and leadership of the management team. The board of directors further believes that having an independent Chairman of the Board provides better accountability between the board of directors and our management team, and facilitates discussions among our directors, formally and informally. As Chairman of the Board, Mr. Phillips is responsible for setting the board of directors' meeting agendas in consultation with the Chief Executive Officer and the other directors, and presides over meetings of our board of directors and stockholders. Our directors believe that this structure provides strong leadership for our board of directors, while maintaining the Chief Executive Officer as our leader in the eyes of customers, employees and stockholders.

  The Audit Committee

        The Audit Committee is comprised entirely of independent directors. Messrs. Valentine (Committee Chairman), Moseley and Phillips are presently the members of the Audit Committee. The Audit Committee operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors. The Audit Committee met separately as a committee five times during fiscal year 2015. The Audit Committee, along with management, met separately or as part of the entire board of directors to review each of our quarterly and annual financial statements filed on Form 10-Q or Form 10-K prior to the filing of those reports with the SEC. The Audit Committee Chairman separately discusses our financial reports with the auditors on a regular basis. The Audit Committee's functions include the engagement of our independent registered public accounting firm, review of the results of the audit engagement and our financial results, review of our financial statements by the independent registered public accounting firm and their opinion thereon, review of the auditors' independence, review of the effectiveness of our internal controls and similar functions, and approval of all auditing and non-auditing services performed by our independent registered public accounting firm. The board of directors has determined that Mr. Valentine is an audit committee financial expert.

  The Compensation Committee

        The Compensation Committee is comprised entirely of independent directors. Ms. Starkey (Committee Chairwoman), Mr. Kaplan and Mr. Moseley are presently the members of the Compensation Committee. Mr. Phillips, as the independent Chairman of the Board, attends Compensation Committee meetings in a non-voting capacity. Our board of directors adopted a formal written charter for the Compensation Committee, which is available through our website at http://www.streamlinehealth.net/investors, in January 2013 and amended it in March 2014. The Compensation Committee met four times during fiscal year 2015. The Compensation Committee reviews the performance of, and establishes the salaries and all other compensation of our executive officers. The Compensation Committee also administers the Amended and Restated 1996 Associate Stock Purchase Plan (the "ESPP") and the Streamline Health Solutions, Inc. Amended and Restated 2013 Stock Incentive Plan (the "2013 Plan") and is responsible for grants of equity awards under the 2013 Plan.

  The Governance and Nominating Committee

        The Governance and Nominating Committee is comprised entirely of independent directors. Mr. Kaplan (Committee Chairman), Mr. Phillips and Ms. Starkey are presently the members of the Governance and Nominating Committee. The purposes of the Governance and Nominating Committee are to assist the board of directors in complying with and overseeing our Code of Business Conduct and Ethics (the "Code of Conduct"), to review and consider developments in corporate governance practices, to identify and recommend individuals to the board of directors for nomination as members of our board of directors and its committees, and to develop and oversee the process for nominating board members. The Governance and Nominating Committee operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors. The Governance and Nominating Committee met five times during fiscal year 2015.

        The Governance and Nominating Committee has established procedures through which confidential complaints may be made by employees directly to the Chairman of the Governance and Nominating Committee regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in our filings with the SEC; violations of our Code of Conduct; or any other matters relating to questionable actions taken by our employees, officers or directors.

        The Governance and Nominating Committee also has established a review process for all members of our board of directors. In this process, all members perform a self-review and assessment of their own performance as a director and also review and provide constructive feedback of all the other directors. The Governance and Nominating Committee oversees a similar 360 degree review process for our Chief Executive Officer where he is reviewed by himself, by the other directors, and by his direct management reports.

  The Strategy Committee

        Messrs. Phillips (Committee Chairman), Moseley and Valentine are presently the members of the Strategy Committee. The purpose of the Strategy Committee is to work with the Chief Executive Officer and senior management to oversee the development of our strategic plan and to assess and evaluate our strategic and financial opportunities. The Strategy Committee did not meet during fiscal year 2015.

Corporate Governance Policies

  Communications with the Board of Directors

        We encourage stockholder communication with the board. Any stockholder who wishes to communicate with the board or with any particular director, including any independent director, may send a letter addressed to the Corporate Secretary at Streamline Health Solutions, Inc., 1230 Peachtree St. NE, Suite 600, Atlanta, GA 30309. Communications should indicate that you are a company stockholder and clearly specify whether it is intended to be delivered to the entire board or to one or more particular directors(s). All communications to directors will be transmitted promptly without any editing or screening by the Corporate Secretary.

  Code of Conduct

        The board of directors adopted our Code of Conduct, which applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and any person performing similar functions), and employees. Our Code of Conduct is available through our website at http://www.streamlinehealth.net/investors.

  Director Attendance at Annual Meetings of Stockholders

        We have not implemented a formal policy regarding director attendance at the Annual Meeting of Stockholders. Typically, our board of directors holds its annual organizational meeting directly following the Annual Meeting of Stockholders, which results in most directors attending the Annual Meeting of

Stockholders. All of our directors attended the 2015 Annual Meeting of Stockholders, and we currently expect all directors standing for re-election to attend the Annual Meeting.

  Risk Management

        Our management is responsible for day-to-day risk management of the company. Management reports to the board of directors on the material risks the company faces when management determines that the company's risk profile materially changes. The board of directors uses management's reports to evaluate the company's exposure to risks in light of the company's business plan and growth strategies. The board of directors primarily focuses on risks in the areas of operations, liquidity and compliance, which the board of directors believes are the areas most likely to have a potential impact on the company in a material way.

  Executive Sessions of Independent Directors

        Our board of directors has scheduled regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the board, as a whole. Mr. Phillips, as the independent Chairman of the Board, presides over these executive sessions.

  No Executive Loans

        We do not extend loans to executive officers or directors, and we have no such loans outstanding.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date (April 7, 2016) by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director and each nominee for director; (iii) each named executive officer; and (iv) all directors and current executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the conversion of preferred stock or the exercise of options, warrants or other purchase rights. Shares of common stock subject to preferred stock that is currently convertible or convertible within 60 days of the Record Date and options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of the Record Date (including shares subject to restrictions that lapse within 60 days of the Record Date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such preferred stock, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The percentages are based on 19,361,549 shares of common stock outstanding as of the Record Date. None of our directors or executive officers beneficially owns any shares of our preferred stock. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Owned
Five Percent Stockholders
AWM Investment Company, Inc.(1)	1,563,734	8.1%
Cortina Asset Management, LLC(2)	1,004,408	5.2%
First Light Asset Management, LLC and Mathew P. Arens(3)	1,631,957	8.4%
Great Point Partners, LLC(4)	2,130,880	9.9%
Highland Capital Management Fund Advisors, L.P. and James D. Dondero(5)	1,107,482	5.7%
IPP Holding Company, LLC(6)	989,477	5.1%
Noro-Moseley Partners VI, L.P.(7)	2,123,333	9.9%
Tamarack Advisers, LP(8)	1,138,000	5.9%
Directors and Named Executive Officers
Michael K. Kaplan(9)	120,514	*
Jack W. Kennedy Jr.(10)	131,706	*
Nicholas A. Meeks(11)	425,469	2.2%
Allen S. Moseley	—	*
Jonathan R. Phillips(12)	538,205	2.8%
Shaun L. Priest(13)	54,166	*
Randolph W. Salisbury(14)	286,702	1.5%
David W. Sides(15)	826,943	4.2%
Judith E. Starkey(16)	93,132	*
Michael G. Valentine(17)	67,651	*
All current directors and executive officers as a group (10 persons)(18)	2,544,488	12.6%

(1)
Based on the Schedule 13G filed with the SEC on February 12, 2016. Includes 291,265 shares of common stock held by Special Situations Cayman Fund, L.P. ("SSCF"), 873,400 shares of common stock held by Special Situations Fund III QP, L.P. ("SSFQP") and 399,069 shares of common stock held by Special Situations Private Equity Fund, L.P. ("SSPE"). AWM Investment Company, Inc.

  ("AWM") is the investment adviser to SSCF, SSFQP and SSPE. The address of SSCF, SSFQP, SSPE and AWM is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(2)
Based on the Schedule 13G/A filed with the SEC on February 16, 2016. Cortina Asset Management, LLC ("Cortina") is deemed to have sole voting power over 633,891 shares of common stock and sole dispositive power over 1,004,408 shares of common stock. Cortina's address is 825 N Jefferson Street, Suite 400, Milwaukee, WI 53202.

(3)
Based on the Schedule 13G/A filed with the SEC on February 12, 2016. Mathew P. Arens is deemed to have sole voting and dispositive power over 49,500 shares of common stock and shared voting and dispositive power over 1,582,457 shares of common stock. First Light Asset Management, LLC ("First Light") is deemed to have shared voting and dispositive power over 1,582,457 shares of common stock. First Light is deemed to be the beneficial owner of these shares by virtue of the fact that it acts as investment advisor to certain persons, each of whom has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. Mr. Arens also is deemed to be the beneficial owner of these shares because of his position as managing member and majority owner of First Light, and also owns additional shares of the common stock in his individual capacity. The address of Mr. Arens and First Light is 3300 Edinborough Way, Suite 201, Edina, MN 55435.

(4)
Based on the Schedule 13G/A filed with the SEC on February 16, 2016. Includes (i) 151,611 shares of common stock, (ii) 1,283,329 shares of common stock issuable upon conversion of preferred stock and (iii) 695,940 shares of common stock issuable upon exercise of warrants, collectively owned by funds and accounts for which Great Point Partners, LLC ("GPP") is the investment manager. By virtue of such status, GPP may be deemed to be the beneficial owner of such shares. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of GPP, and David Kroin, as special managing member of GPP, has voting and investment power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. GPP, Dr. Jay, and Mr. Kroin disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interests therein. Does not include 4,060 shares of common stock issuable upon the exercise of warrants owned by funds and accounts for which GPP is the investment manager and for which beneficial ownership is not permitted pursuant to certain applicable beneficial ownership limitation restrictions. GPP's address is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(5)
Based on the Schedule 13G filed with the SEC on February 11, 2016. Includes 1,084,267 shares of common stock held by Highland Long/Short Healthcare Fund, a series of Highland Funds I ("HLSHF"), 5,599 shares of common stock held by Highland Capital Healthcare Partners (Master), L.P. ("HCHPM") and 17,616 shares of common stock held by Sterling Capital Long/Short Healthcare ("SCLSH"). Highland Capital Management Fund Advisors, L.P. ("Highland Fund Advisors"), as the investment advisor to HLSHF, and Strand Advisors XVI, Inc. ("Strand"), as the general partner of Highland Fund Advisors, may be deemed the beneficial owners of the common stock held by HLSHF. Highland Capital Healthcare Advisors, L.P. ("Highland Healthcare Advisors"), as the investment advisor to HCHPM and SCLSH; Highland Capital Healthcare Advisors GP, LLC ("Healthcare Advisors GP"), as the general partner of Highland Healthcare Advisors; and Highland Capital Management Services, Inc. ("Highland Management Services"), as the sole owner of Healthcare Advisors GP, may be deemed the beneficial owners of the 23,215 shares of common stock held by HCHPM and SCLSH. James D. Dondero may be deemed the beneficial owner of the 1,107,482 shares of common stock held by HLSHF, HCHPM and SCLSH. The address of HLSHF, HCHPM, SCLSH, Highland Fund Advisors, Strand, Highland Healthcare Advisors, Healthcare Advisors GP, Highland Management Services and Mr. Dondero is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(6)
Based on the Schedule 13G filed with the SEC on April 18, 2013. IPP Holding Company, LLC ("IPP") and W. Ray Cross, a member and manager of IPP, are deemed to share voting and dispositive power over all 989,477 shares. The address of IPP and Mr. Cross is 2773 Marshall Drive, Tifton, GA 31794.

(7)
Based on the Schedule 13D filed with the SEC on August 29, 2012, as amended by the Schedule 13D/A filed with the SEC on September 5, 2013. Includes (i) 1,633,333 shares of common stock issuable upon conversion of preferred stock and (ii) 490,000 shares of common stock issuable upon exercise of warrants, collectively beneficially owned by Noro-Moseley Partners VI, L.P. and its general partner, Moseley and Company VI, LLC (collectively, "Noro-Moseley"). Both entities are deemed to share voting and dispositive power of all 2,123,333 shares. Noro-Moseley's address is 3284 Northside Parkway, N.W., Suite 525, Atlanta, GA 30327.

(8)
Based on the Schedule 13G filed with the SEC on February 11, 2016. Tamarack Advisers, LP ("Tamarack Advisers") is deemed the beneficial owner of such shares pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Tamarack Advisers acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. Tamarack Capital GP, LLC ("Tamarack Capital") is deemed to be the beneficial owner of such shares because of its position of general partner and majority owner of Tamarack Advisers. Justin J. Ferayorni is deemed to be the beneficial owner of such shares because he is the managing member and majority owner of Tamarack Capital. The address of Tamarack Advisers, Tamarack Capital and Mr. Ferayorni is 5050 Avenida Encinas, Suite 360, Carlsbad, CA 92008.

(9)
Includes (i) 17,699 shares of restricted stock over which the holder has sole voting but no investment power, (ii) 30,000 shares of common stock held in a trust controlled by and for the benefit of Mr. Kaplan and (iii) 5,000 shares of common stock held in an individual retirement account.

(10)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 107,636 shares of common stock and (ii) 7,000 shares of common stock held in an individual retirement account.

(11)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 232,985 shares of common stock and (ii) 175,000 shares of restricted stock over which the holder has sole voting but no investment power.

(12)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 30,000 shares of common stock, (ii) 35,398 shares of restricted stock over which the holder has sole voting but no investment power and (iii) 10,000 shares of common stock held by Mr. Phillips's wife.

(13)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 4,166 shares of common stock and (ii) 50,000 shares of restricted stock over which the holder has sole voting but no investment power.

(14)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 147,916 shares of common stock, (ii) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 30,000 shares of common stock and that are held by a limited liability company of which Mr. Salisbury is the managing member and the owner with his wife of all of the equity interests and (iii) 55,810 shares of common stock held in an individual retirement account.

(15)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 226,943 shares of common stock, (ii) 375,000 shares of restricted stock over which the holder has sole voting but no investment power, (iii) 50,000 shares of common stock held by a trust controlled by and for the benefit of Mr. Sides and (iv) 170,000 shares of common stock held in an individual retirement account.

(16)
Includes 17,699 shares of restricted stock over which the holder has sole voting but no investment power.

(17)
Includes 17,699 shares of restricted stock over which the holder has sole voting but no investment power.

(18)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of the Record Date to purchase 779,646 shares of common stock and (ii) 327,810 shares of common stock held indirectly.

 EXECUTIVE OFFICERS

        The names, ages, and positions held by our executive officers as of the Record Date are below. All of our current executive officers hold office until their successors are elected and qualified or until any removal or resignation. Our executive officers are elected by the board of directors and serve at the discretion of the board. For more information about David W. Sides, our President and Chief Executive Officer, please see "Proposal 1—Election of Directors—Nominees for Election as Directors" in this Proxy Statement.

Name	Age	Position	First Appointed as Executive Officer
David W. Sides	45	President, Chief Executive Officer, and Director	2014
Nicholas A. Meeks	32	Senior Vice President and Chief Financial Officer	2013
Jack W. Kennedy Jr.	40	Senior Vice President, Administration, Chief Legal Counsel and Corporate Secretary	2013
Randolph W. Salisbury	62	Senior Vice President and Chief Marketing Officer	2014
Shaun L. Priest	46	Senior Vice President and Chief Growth Officer	2016

        Nicholas A. Meeks has served as our Senior Vice President and Chief Financial Officer since May 2013. Prior to that time, he served as our Vice President of Financial Planning from the time he joined us in June 2012. Mr. Meeks has financial executive experience in areas including mergers and acquisitions, budgeting, forecasting, and equity and debt capital financing transactions. From 2008 to June 2012, Mr. Meeks worked at Chamberlin Edmonds, which was acquired by Emdeon Inc., a leading provider of comprehensive healthcare eligibility and enrollment services. At Chamberlin Edmonds, Mr. Meeks served as Director of Financial Planning and Analysis and led the finance function for the provider payment integrity operating unit. He holds an MBA from The Fuqua School of Business at Duke University and a bachelor's degree from Emory University.

        Jack W. Kennedy Jr. was appointed Senior Vice President, Administration and Chief Legal Counsel in September 2015. Prior to that time, he served as our Senior Vice President and Chief Legal Counsel from the time he joined us in September 2013. From 2009 to September 2013, he was Vice President and Corporate Counsel for PRGX Global, Inc., a multinational provider of recovery audit, consulting and software services, where he provided legal advice on all aspects of the company's operations. From 2007 to 2009, Mr. Kennedy served as in-house counsel for Stiefel Laboratories, Inc., a specialty pharmaceutical company acquired by GlaxoSmithKline plc, where he provided legal advice on mergers and acquisitions, commercial contracts and international operations. Prior to his in-house legal career, Mr. Kennedy practiced at the law firms of Troutman Sanders LLP in Atlanta, Georgia and Akin Gump Strauss Hauer & Feld LLP in Houston, Texas. Mr. Kennedy has extensive experience in software and other intellectual property licensing, mergers and acquisitions, securities, and corporate governance. He received a JD from Tulane University School of Law and both a BA and BS from Mercer University and is admitted to the state bars of Texas and Georgia.

        Randolph W. Salisbury joined Streamline as Senior Vice President and Chief Marketing Officer in March 2014. From July 2008 to February 2014, Mr. Salisbury served as a founding partner and consultant at Mockingbird Partners Consulting Group, LLC, a marketing communications and investor relations consulting firm. During his time with Mockingbird Partners, Mr. Salisbury performed marketing functions on behalf of various clients and performed investor relations consulting services for Streamline. Currently, Mr. Salisbury is on the board of directors of Decooda, Inc., a private, software-as-a-service start-up company. He also serves on the board of directors of Pink Ribbon Foundation, a breast cancer survivor non-profit. Mr. Salisbury received his bachelor's degree from Ohio Wesleyan University and his MBA from Goizueta Business School at Emory University.

        Shaun L. Priest has served as Senior Vice President and Chief Growth Officer since April 2016. Mr. Priest has extensive healthcare information technology experience in management, sales, business development, marketing, support, and project implementations. From December 2007 to April 2016, Mr. Priest worked at Influence Health, formerly MedSeek, a leading provider of integrated consumer engagement and activation platforms in the healthcare industry. At Influence Health, Mr. Priest served as Senior Vice President of Strategic Accounts and Business Development, and performed sales and account management functions, working with a client base of over 1,000 hospitals, and creating partnerships and strategies in both the United States and Canadian markets. Prior to his role at Influence Health, Mr. Priest held Vice President positions with Eclipsys, now Allscripts, and CDEX, Inc. He also held implementation and project management positions at both Cerner and Meditech. Mr. Priest received his bachelor's degree from Providence College.

 COMPENSATION DISCUSSION AND ANALYSIS

        References in this Proxy Statement to our "named executive officers" refer to:

  •
  David W. Sides, President and Chief Executive Officer;

  •
  Nicholas A. Meeks, Senior Vice President and Chief Financial Officer;

  •
  Jack W. Kennedy Jr., Senior Vice President, Administration and Chief Legal Counsel;

  •
  Randolph W. Salisbury, Senior Vice President and Chief Marketing Officer; and

  •
  Shaun L. Priest, Senior Vice President and Chief Growth Officer.

Executive Summary

        The Compensation Committee has a conservative pay-for-performance compensation philosophy and endeavors to have executive compensation practices that align executive pay with company performance. In fiscal year 2015, the Compensation Committee took the following actions with respect to the executive compensation program:

  •
  Made only modest increases to base salaries;

  •
  Continued to consider adjusted EBITDA, revenue and sales performance as financial measures for executive bonuses; and

  •
  Continued to award stock options and began awarding restricted stock in order to align the interests of our executives with those of our stockholders and provide appropriate performance and retention incentives.

        Streamline's financial performance in fiscal year 2015 did not meet all the company's goals. As a result, the Compensation Committee awarded bonuses to the company's executives in an amount equivalent to 61% of the target amount. The Compensation Committee believes this demonstrates strong alignment between executive pay and company performance.

        In fiscal year 2016, the Compensation Committee will consider the following factors, among others, in making executive compensation decisions:

  •
  The company has a relatively new President and Chief Executive Officer who is working with the Compensation Committee to evaluate and make appropriate adjustments to Streamline's strategy, organization, and compensation arrangements; and

  •
  The company has a limited number of shares available for grant under its stockholder-approved equity incentive plan.

        Based on these and other factors, the Compensation Committee has recently made the following decisions with respect to the company's executive compensation in fiscal year 2016:

  •
  The base salaries and target cash bonus amounts for certain executive officers have been modestly increased; and

  •
  Shares of restricted stock and additional stock options have been granted to certain executive officers.

Compensation Philosophy

        The Compensation Committee believes that executive compensation should be conservative and (i) provide an incentive for Streamline's executives to achieve the company's goals, (ii) reward executives with equity interests in the company and align the interests of executives with stockholder interests to enhance stockholder value and (iii) attract and retain key executives critical to Streamline's long-term success. Under the oversight of the Compensation Committee, the company has developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. Streamline achieves the philosophies of pay-for-performance and alignment of executive compensation with stockholder value primarily by providing a substantial portion of each executive officer's total annual compensation through annual short-term cash bonus opportunities and grants of long-term equity, primarily in the form of stock options and restricted stock. We describe our fiscal year 2015 short-term incentive plan in greater detail below under "—Cash Bonus Opportunity" and describe equity grants in more detail under "—Long-Term Equity Incentive Compensation—Stock Options and Restricted Stock."

Say on Pay Results and Consideration of Stockholder Support

        At the Annual Meeting of Stockholders on May 27, 2015, over 97% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this positive result and concluded that the stockholders continue to support the compensation paid to our executive officers and the company's overall pay practices.

        In light of this support, the Compensation Committee decided to retain the core design of our executive compensation program for fiscal year 2015, with an emphasis on short and long-term incentive compensation that rewards our senior executives when they successfully implement our business plan and, in turn, deliver value for our stockholders.

        The committee will continue to monitor best practices, future advisory votes on executive compensation and other stockholder feedback to guide it in evaluating the alignment of the company's executive compensation program with the interests of the company and its stockholders. The committee invites our stockholders to communicate any concerns or opinions on executive pay directly to the board. Please refer to "Corporate Governance—Corporate Governance Policies—Communications with the Board of Directors" for information about communicating with the board.

Overview of Streamline's Executive Compensation

        The Compensation Committee designed the company's compensation program to provide our executive officers with a combination of cash (salary and bonus) and long-term equity incentive compensation to align their interests with those of our stockholders. For fiscal year 2015, our executive officer compensation primarily consisted of the following components:

  •
  base salary;

  •
  cash bonus opportunity; and

  •
  long-term equity incentive awards.

        Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee endeavors to offer an appropriate mix among the different types of compensation:

  •
  to motivate executive officers to deliver superior short-term performance by providing conservative, but competitive, base salaries and cash bonus opportunities;

  •
  to align the interests of our executive officers with the long-term interests of the company's stockholders through the grant of equity incentive awards, primarily in the form of stock options; and

  •
  to provide an overall compensation package that is conservative, but competitive and, therefore, promotes executive recruitment and retention.

The Compensation Committee Process

        The Compensation Committee has the primary authority to determine Streamline's compensation philosophy and to establish compensation for the executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives' performance and responsibilities, the company's overall performance and the President and Chief Executive Officer's recommendations. The Compensation Committee does not typically use any compensation consultant in setting executive salaries, or in determining other components of executive compensation. Additionally, the Compensation Committee does not typically benchmark the compensation of executive officers against compensation paid by other companies to their executives.

Management's Role in the Compensation-Setting Process

        Company management plays a significant role in the compensation-setting process. The most significant aspects of management's role are:

  •
  evaluating associate performance;

  •
  preparing information for Compensation Committee meetings;

  •
  establishing business performance targets and objectives;

  •
  providing information about the company's strategic objectives; and

  •
  recommending salary levels and equity awards.

        In the past, the Compensation Committee has authorized the President and Chief Executive Officer to negotiate employment agreements with senior executive officers (other than himself). The negotiated employment agreements are subject to review and approval by the Compensation Committee. Also, in certain circumstances, the Compensation Committee may delegate to one or more of our officers the authority to grant awards, and to make other determinations under the 2013 Plan with respect to such awards, to persons who are not directors or officers subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and who are not subject to the requirements of "covered employees" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Base Salary

        The Compensation Committee seeks to provide base salaries for our executive officers that provide guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Salaries for our named executive officers are generally provided for in their employment agreements, subject to review and adjustment by the Compensation Committee from time to time. The Compensation Committee has not historically retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Compensation Committee has instead relied on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the company. In addition, the committee takes into account: years of service; level of experience; individual areas of responsibility; the annual rate of inflation; and the company's operating performance.

        The following table sets forth the base salaries for each of our named executive officers in effect as of January 31, 2016:

Name	Base Salary
David W. Sides	$300,000
Nicholas A. Meeks	$235,000
Jack W. Kennedy Jr.	$220,000
Randolph W. Salisbury	$225,000
Shaun L. Priest(1)	$200,000

(1)
Mr. Priest joined the company as Senior Vice President and Chief Growth Officer in April 2016.

Benefits

        Streamline offers a comprehensive package of employee retirement and welfare benefits (including group life insurance, health and dental care insurance, and long-term disability insurance), in which executive officers may participate on the same basis as other full-time associates.

        Streamline currently sponsors a 401(k) Plan for all of our eligible associates. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $18,000 in 2015) imposed by the Code. Participants age 50 and older also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $6,000 in 2015) imposed by the Code. New participants automatically defer 6% of their compensation unless they make a contrary election. The company matches dollar for dollar the first 4% of each associate's income contributed to the 401(k) Plan, including those contributions made by the executive officers.

        The company also offers the ESPP to encourage stock ownership by our associates, including our executive officers, at an approximate 15% discount to the market price. In fiscal year 2015, among the executive officers, Mr. Sides participated in the ESPP.

Perquisites

        Streamline offers limited perquisites to our executive officers. Prior to September 2014, the company provided the use of an automobile to Mr. Meeks. The perquisites provided to each executive officer in fiscal year 2015 totaled less than $10,000 and less than 10% of total annual salary and bonus reported for each executive officer.

Cash Bonus Opportunity

        Each executive officer's employment agreement establishes a cash bonus target as a percentage of his base salary. The following table sets forth the target bonuses for each of our named executive officers in effect as of January 31, 2016.

Name	Target Bonus
David W. Sides	65%
Nicholas A. Meeks	50%
Jack W. Kennedy Jr.	35%
Randolph W. Salisbury	50%
Shaun L. Priest(1)	110%

(1)
Mr. Priest joined the company as Senior Vice President and Chief Growth Officer in April 2016.

        The Compensation Committee believes that cash bonuses should be contingent on performance relative to pre-established targets and objectives. Each cash bonus is determined based on whether these pre-established performance goals are met, upon which, the executives would be eligible to receive a bonus in an amount determined by the Compensation Committee, although the Compensation Committee may elect not to award such bonuses. For the named executive officers to have been eligible for the cash bonus for fiscal year 2015 to be paid at target levels, the company was required to meet financial targets, as determined through an internal planning process, as follows:

  •
  An adjusted EBITDA target of $1.5 million;

  •
  Sales bookings as $4.5 million in annual recurring revenue; and

  •
  Revenue of $30.4 million.

        We calculate adjusted EBITDA as net earnings (loss) plus interest expense, tax expense, depreciation and amortization expense of tangible and intangible assets, stock-based compensation expense, significant non-recurring operating expenses, and transaction-related expenses, including: gains and losses on debt and equity conversions, associate severances and related restructuring expenses, associate inducements, and professional and advisory fees. In awarding any additional cash bonus amounts above target amounts, the Compensation Committee would consider extraordinary company financial performance, as well as personal performance involving executive leadership.

        The Compensation Committee determined that not all of the objective financial goals were achieved for fiscal year 2015, and as a result, cash bonuses in an amount equivalent to 61% of the target bonus amount were awarded. In awarding cash bonuses to executive officers for the fiscal year ending January 31, 2017, the Compensation Committee will consider multiple potential performance criteria including sales, adjusted EBITDA and revenue targets, as well as successful completion of certain aspects of the company's strategic objectives.

Long-Term Equity Incentive Compensation—Stock Options and Restricted Stock

        Streamline currently grants equity awards under the 2013 Plan. On August 19, 2014, our stockholders approved an amendment to the 2013 Plan to, among other things, increase the number of available shares under the plan by 1,600,000 shares. Awards can be granted under the 2013 Plan until May 31, 2023 or the earlier termination of the 2013 Plan by the board. The 2013 Plan permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards. As of January 31, 2016, there were 785,814 shares available for grant under the 2013 Plan.

        In fiscal year 2015, long-term incentive compensation to key personnel, including the company's named executive officers, was comprised primarily of stock options, with smaller restricted stock grants to Messrs. Meeks, Kennedy and Salisbury. The stock options awarded last year vest ratably over a three year period from the date of grant. The restricted shares awarded last year vest on the annual date of the grant. The Compensation Committee believes that its fiscal year 2015 approach to long-term incentive compensation provided the appropriate long-term incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a stock option award only to the extent the company's stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of stockholders and ensure that management achieves gains only to the extent that the company's share value appreciates. Additionally, in fiscal year 2015, we began using restricted stock awards as part of the equity used to compensate our executive officers. The Compensation Committee introduced restricted stock awards into the equity compensation mix because it encourages ownership in the company, further aligning the interests of stockholders and executives, and reduces future dilution as compared to conventional stock options. The Compensation Committee believes that the granting of stock option and restricted stock awards supports the executive retention goal.

        Streamline has historically awarded equity grants to executive officers upon the commencement of their employment with the company. In addition, from time to time, the Compensation Committee has considered and approved additional grants to certain associates of the company, including the executive officers, where circumstances make such grants appropriate to the company's incentive and retention goals. In approving equity grants during fiscal year 2015, the Compensation Committee considered a number of factors, including the number of shares available for grant under the 2013 Plan, the grant rate over certain periods (as a percentage of shares of common stock), the amount of restricted stock and stock options to be granted, the performance of the named executive officer and his role, the impact of specific grants on the total compensation of the named executive officer, and the aggregate retention strength of all unvested equity held by such named executive officer and other key personnel. During fiscal year 2015, the Compensation Committee approved grants of equity incentive awards to certain of our associates, including the following equity grants to our named executive officers:

        David W. Sides—President and Chief Executive Officer.    On July 8, 2015, Mr. Sides was granted an option to purchase 125,000 shares of the company's common stock at $2.58 per share, such options vesting in 36 substantially equal monthly installments commencing on August 8, 2015, subject to Mr. Sides's continued employment with the company over such period.

        Nicholas A. Meeks—Senior Vice President and Chief Financial Officer.    On February 1, 2015, Mr. Meeks was granted an option to purchase 50,000 shares of the company's common stock at $4.02 per share, such options vesting one half on the one-year anniversary of the grant date and one twenty-fourth on each of the thirteen- through twenty-four month anniversaries of the grant date, subject to Mr. Meeks's continued employment with the company over such period. On March 25, 2015, Mr. Meeks was granted 9,394 shares of restricted stock, vesting in full on March 25, 2016, subject to Mr. Meeks's continued employment with the company over such period. On July 8, 2015, Mr. Meeks was granted an option to purchase 100,000 shares of the company's common stock at $2.58 per share, such options vesting in 36 substantially equal monthly installments commencing on August 8, 2015, subject to Mr. Meeks's continued employment with the company over such period.

        Jack W. Kennedy Jr.—Senior Vice President, Administration and Chief Legal Counsel.    On February 1, 2015, Mr. Kennedy was granted an option to purchase 10,000 shares of the company's common stock at $4.02 per share, such options vesting one half on the one-year anniversary of the grant date and one twenty-fourth on each of the thirteen- through twenty-four month anniversaries of the grant date, subject to Mr. Kennedy's continued employment with the company over such period. On March 25, 2015, Mr. Kennedy was granted 5,843 shares of restricted stock, vesting in full on

March 25, 2016, subject to Mr. Kennedy's continued employment with the company over such period. On July 8, 2015, Mr. Kennedy was granted an option to purchase 15,000 shares of the company's common stock at $2.58 per share, such options vesting in 36 substantially equal monthly installments commencing on August 8, 2015, subject to Mr. Kennedy's continued employment with the company over such period. On September 2, 2015, Mr. Kennedy was granted an option to purchase 15,000 shares of the company's common stock at $2.50 per share, such options vesting in 36 substantially equal monthly installments commencing on October 2, 2015, subject to Mr. Kennedy's continued employment with the company over such period.

        Randolph W. Salisbury—Senior Vice President and Chief Marketing Officer.    On February 1, 2015, Mr. Salisbury was granted an option to purchase 50,000 shares of the company's common stock at $4.02 per share, such options vesting one half on the one-year anniversary of the grant date and one twenty-fourth on each of the thirteen- through twenty-four month anniversaries of the grant date, subject to Mr. Salisbury's continued employment with the company over such period. On March 25, 2015, Mr. Salisbury was granted 8,648 shares of restricted stock, vesting in full on March 25, 2016, subject to Mr. Salisbury's continued employment with the company over such period. On July 8, 2015, Mr. Salisbury was granted an option to purchase 62,500 shares of the company's common stock at $2.58 per share, such options vesting in 36 substantially equal monthly installments commencing on August 8, 2015, subject to Mr. Salisbury's continued employment with the company over such period.

        Shaun L. Priest—Senior Vice President and Chief Growth Officer.    On April 6, 2016, in connection with his appointment as Senior Vice President and Chief Growth Officer of the company, Mr. Priest was granted an option to purchase 75,000 shares of the company's common stock at $1.41 per share, such options vesting in 36 substantially equal monthly installments commencing on May 6, 2016, subject to Mr. Priest's continued employment with the company over such period. On such date, Mr. Priest also was granted 50,000 shares of restricted stock, vesting in four equal installments on each of the first four anniversaries of the grant date, subject to Mr. Priest's continued employment with the company over such period.

Risk Considerations in our Compensation Program

        The Compensation Committee generally structures the compensation of the executive officers to consist of both fixed and variable compensation. The fixed (or base salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short-term gains or annual stock price performance, which may be to the detriment of long-term appreciation and other business metrics. The variable portion of compensation (e.g., cash bonuses, restricted stock, and stock option awards) is designed to reward both individual performance and overall company performance. For individual and company performance, any cash bonuses are determined by the Compensation Committee. Stock options will reward the recipient only if improved overall company performance is reflected in the stock price. Similarly, restricted stock grants further reward the recipient if overall company performance is reflected in the public stock price. The Compensation Committee believes that the variable components of compensation are sufficient to motivate executive officers to produce short-term and long-term company results, while the fixed element is also sufficient such that executives are not encouraged to take unnecessary or excessive risks in doing so.

Employment Agreements

        Streamline has entered into employment agreements with each of Messrs. Sides, Meeks, Kennedy, Salisbury and Priest. We describe each of these agreements in more detail below.

        On September 10, 2014, the company entered into an employment agreement with Mr. Sides, when he joined the company. The term of Mr. Sides's employment agreement is two years, after which the agreement renews for successive one-year terms unless either party elects not to renew. As amended, Mr. Sides's employment agreement provides for an annual base salary of $340,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Sides will be eligible for an annual cash bonus with a target amount of 65% of his annual base salary, based on the achievement of certain performance objectives. In addition, Mr. Sides's employment agreement contains standard non-competition and non-solicitation provisions. Mr. Sides's employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

        On May 22, 2013, the company entered into an employment agreement with Mr. Meeks when he was appointed Senior Vice President and Chief Financial Officer of the company. The initial term of Mr. Meeks's employment agreement was one year, after which it renews for successive one-year terms unless either party elects not to renew. As amended, Mr. Meeks's employment agreement provides for an annual base salary of $270,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Meeks will be eligible for an annual cash bonus with a target amount of 40% of his annual base salary, based on the achievement of certain performance objectives. In addition, Mr. Meeks's employment agreement contains standard non-competition and non-solicitation provisions. Mr. Meeks's employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

        On September 30, 2013, the company entered into an employment agreement with Mr. Kennedy in connection with his appointment as Senior Vice President and Chief Legal Counsel of the company. The initial term of Mr. Kennedy's employment agreement was one year, after which it renews for successive one-year terms unless either party elects not to renew. As amended, Mr. Kennedy's employment agreement provides for an annual base salary of $220,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Kennedy will be eligible for an annual cash bonus with a target amount of 35% of his annual base salary, based on the achievement of certain performance objectives. In addition, Mr. Kennedy's employment agreement contains standard non-competition and non-solicitation provisions. Mr. Kennedy's employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

        On February 3, 2014, the company entered into an employment agreement with Mr. Salisbury when he was appointed Senior Vice President and Chief Marketing Officer of the company. The initial term of Mr. Salisbury's employment agreement was one year, after which it renews for successive one-year terms unless either party elects not to renew. As amended, Mr. Salisbury's employment agreement provides for an annual base salary of $225,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Salisbury will be eligible for an annual cash bonus with a target amount of 50% of his annual base salary, based on the achievement of certain performance objectives. In addition, Mr. Salisbury's employment agreement contains standard non-competition and non-solicitation provisions. Mr. Salisbury's employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

        On March 15, 2016, the company entered into an employment agreement with Mr. Priest when he was appointed Senior Vice President and Chief Growth Officer of the company. The term of Mr. Priest's employment agreement is one year, after which the agreement renews for successive one-year terms unless either party elects not to renew. Mr. Priest's employment agreement provides for an annual base salary of $200,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Priest will be eligible for an annual cash bonus with a target amount of 110% of his annual base salary, based on the achievement of certain performance objectives. In addition, Mr. Priest's employment agreement contains standard non-competition and non-solicitation provisions. Mr. Priest's employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

        Each of the employment agreements with Streamline's named executive officers provides assurances to the company with regard to the availability of the executive's services, provides protection for the company's confidential information and trade secrets, and restricts the ability of the executive officers to compete with the company during their employment and for a specified period after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the company other than for "good cause." For this purpose, "good cause" includes the current use of illegal drugs, conviction of any crime which involves moral turpitude, fraud or misrepresentation, commission of any act which would constitute a felony and which adversely impacts the business or reputation of the company, fraud, misappropriation or embezzlement of company funds or property; wrongful conduct which is materially injurious to the reputation, business or business relationships of the company; material violation or default on any of the provisions of the employment agreement, and the material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the board of directors.

        In addition, each of our named executive officers is provided additional assurances following a change of control of the company. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without "good cause" or if they chose to terminate their employment for "good reason." This additional "double trigger" change of control protection has been provided to our named executive officers because they are considered vulnerable in a change of control context due to their positions with the company, their relative levels of equity ownership and the stage of their careers.

Executive Stock Ownership Guidelines

        Streamline has not adopted any stock ownership guidelines for executives. Executives are eligible to participate in the ESPP, which allows participants to purchase the company's common stock at an approximate 15% discount to the market price.

Stock Holding Periods

        Streamline does not have any stock holding period requirements for executive officers beyond option exercise or restricted stock vesting.

Recoupment Policy

        Streamline has not adopted a separate recoupment or "clawback" policy in the event of a financial restatement, but intends to do so once the SEC finalizes the rules on this matter required by the Dodd-Frank Act.

Income Deduction Limitations

        Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain "performance-based" compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)'s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the company. Accordingly, the Compensation Committee may approve elements of compensation for certain officers that are not fully deductible under appropriate circumstances.

 EXECUTIVE COMPENSATION

Summary Compensation

        The following table is a summary of certain information concerning the compensation earned by our named executive officers for the fiscal years presented. Shaun L. Priest was appointed Senior Vice President and Chief Growth Officer in April 2016. Since Mr. Priest joined the company after the end of the 2015 fiscal year, he is not included in the compensation tables in this section. For a description of the material terms of Mr. Priest's compensation arrangements, see "Compensation Discussion and Analysis."

        Each of our current named executive officers has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of these employment agreements, see "Compensation Discussion and Analysis—Employment Agreements."

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
David W. Sides(4)	2015	300,000	98,061	—	175,139	8,575	581,775
President and Chief Executive	2014	109,054	—	—	974,600	3,676	1,087,330
Officer
Nicholas A. Meeks	2015	235,000	36,649	34,664	252,010	10,633	568,956
Senior Vice President and Chief	2014	216,667	—	—	71,099	10,984	298,750
Financial Officer
Jack W. Kennedy Jr.	2015	215,333	21,561	21,561	63,949	9,358	331,762
Senior Vice President,	2014	203,500	—	—	102,772	8,713	314,985
Administration and Chief Legal
Counsel
Randolph W. Salisbury	2015	225,000	35,089	31,911	199,468	10,404	501,872
Senior Vice President and Chief	2014	200,000	—	—	463,776	333	664,109
Marketing Officer

(1)
Includes amounts contributed by the named executive officers to our 401(k) Plan.

(2)
The amounts included in the table above reflect the total grant date fair value and were determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the footnotes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 filed with the SEC.

(3)
Includes our matching contribution to the 401(k) Plan equal to a 100% match on the first 4% of the employee's compensation which is available to all employees who participate in the plan. Excludes group life insurance, health care insurance, ESPP discounts, long-term disability insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the named executive officers. Also excludes perquisites and other personal benefits, the aggregate amount of which with respect to each of the named executive officers does not exceed $10,000 reported for the fiscal years presented.

(4)
Mr. Sides joined Streamline on September 10, 2014 as Senior Vice President and Chief Operating Officer. He served in that role until January 8, 2015 when he was promoted to President and Chief Executive Officer.

Equity Compensation Information

Outstanding Equity Awards at 2015 Fiscal Year End

        The following table sets forth information with respect to the named executive officers equity awards outstanding as of January 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)
David W. Sides	111,111	138,889	(1)	4.15	9/10/2024	—	—
	20,000	80,000	(2)	4.565	9/10/2024	—	—
	25,000	25,000	(3)	4.28	1/7/2025	—	—
	20,833	104,167	(4)	2.58	7/7/2025	—	—
Nicholas A. Meeks	55,000	—	(5)	3.46	6/25/2022	—	—
	88,888	11,112	(6)	6.65	5/22/2023	—	—
	13,750	8,750	(7)	5.50	3/6/2024	—	—
	—	50,000	(8)	4.02	1/31/2025	—	—
	16,666	83,334	(4)	2.58	7/7/2025	—	—
	—	—		—	—	9,394	15,594	(9)
Jack W. Kennedy Jr.	58,333	16,667	(10)	7.60	9/30/2023	—	—
	20,833	29,167	(11)	3.54	10/15/2024	—	—
	—	10,000	(8)	4.02	1/31/2025	—	—
	2,500	12,500	(4)	2.58	7/7/2025	—	—
	1,666	13,334	(12)	2.50	9/1/2025	—	—
	—	—		—	—	5,843	9,699	(9)
Randolph W. Salisbury	79,861	45,139	(13)	6.14	2/2/2024	—	—
	30,000	—	(14)	4.00	9/14/2022	—	—
	—	50,000	(8)	4.02	1/31/2025	—	—
	10,416	52,084	(4)	2.58	7/7/2025	—	—
	—	—		—	—	8,648	14,356	(9)

(1)
This option vests ratably monthly from the grant date of September 10, 2014 until fully vested on September 10, 2017.

(2)
This option vests ratably annually from the grant date of September 10, 2014 until fully vested on September 10, 2019.

(3)
This option vests as follows: (i) one half vests in full on January 8, 2016 and (ii) the other half vests in 12 equal monthly installments after January 8, 2016.

(4)
This option vests ratably monthly from the grant date of July 8, 2015 until fully vested on July 8, 2018.

(5)
This option vested ratably monthly from the grant date of June 25, 2012 until fully vested on June 25, 2015.

(6)
This option vests ratably monthly from the grant date of May 22, 2013 until fully vested on May 22, 2016.

(7)
This option vests ratably monthly from the grant date of March 6, 2014 until fully vested on March 6, 2017.

(8)
This option vests as follows: (i) one half vests in full on February 1, 2016 and (ii) the other half vests in 12 equal monthly installments after February 1, 2016.

(9)
This restricted stock award vests in full on March 25, 2016.

(10)
This option vests ratably monthly from the grant date of September 30, 2013 until fully vested on September 30, 2016.

(11)
This option vests ratably monthly from the grant date of October 15, 2014 until fully vested on October 15, 2017.

(12)
This option vests ratably monthly from the grant date of September 2, 2015 until fully vested on September 2, 2018.

(13)
This option vests ratably monthly from the grant date of February 3, 2014 until fully vested on February 3, 2017.

(14)
This option vested ratably monthly from the grant date of September 15, 2012 until fully vested on September 15, 2015.

Equity Compensation Plan Information

        We maintain the 2013 Plan, pursuant to which we may grant awards of stock options, stock appreciation rights, restricted awards, performance awards, phantom stock awards and other stock-based awards. We also maintain the ESPP, which allows employees to purchase the company's common stock at an approximate 15% discount to the market price.

        The following table presents additional information regarding securities authorized for issuance under our equity compensation plans as of January 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,186,879	(1)	$4.03	1,313,978	(3)
Equity compensation plans not approved by security holders	225,000	(2)	$5.44	—	(4)

Total	2,411,879	(1)(2)		1,313,978

(1)
Includes 2,186,879 options exercisable under the 2005 Plan and the 2013 Plan. Does not include outstanding shares of previously awarded restricted stock.

(2)
Stock options granted under inducement grants in accordance with Nasdaq Marketplace Rule 5635(c)(4). The terms and conditions of each inducement grant are similar to the terms and conditions of the stockholder-approved equity compensation plan in effect on the date of such inducement grant.

(3)
Includes 785,814 options or other share-based awards available under the 2013 Plan and 528,164 shares available under the ESPP as of January 31, 2016.

(4)
Our board of directors has not established any specific number of shares that could be issued without stockholder approval. Inducement grants to new key employees are determined on a case-by-case basis. Other than possible inducement grants, we expect that all equity awards will be made under stockholder-approved plans.

 DIRECTOR COMPENSATION

        For the 2015 fiscal year, we paid each of our non-employee directors an annual retainer of $10,000, other than our Chairman of the Board who we paid an annual retainer of $35,000. We paid the annual retainers immediately following our 2015 Annual Meeting of Stockholders. We expect the amounts of the annual retainers to remain the same for the 2016 fiscal year. In order to attract and retain high quality non-employee independent directors, we allow independent directors to accept restricted stock with a one-year vesting period, in equal value to all or a portion of their annual retainers, in lieu of cash. For the 2015 fiscal year, we did not pay our directors additional fees for meeting attendance.

        For the 2015 fiscal year, we also granted each non-employee director (other than the Chairman of the Board) $30,000 in restricted stock with a one-year vesting period. These grants were awarded on the day of our 2015 Annual Meeting of Stockholders. We awarded the Chairman of the Board $45,000 in restricted stock with a one-year vesting period on such date. We made these awards pursuant to the 2013 Plan, and the awards were valued at the closing price of our common stock on the grant date. We expect the amounts of the restricted stock grants to remain the same for the 2016 fiscal year.

        For the 2015 fiscal year, the directors were awarded the following amounts of restricted stock: Michael K. Kaplan, 17,699 shares; Jonathan R. Phillips, 35,398 shares; Judith E. Starkey, 17,699 shares; Andrew L. Turner, 0 shares; Michael G. Valentine, 17,699 shares; and Edward J. VonderBrink, 0 shares. These amounts include shares of restricted stock that certain directors agreed to accept in lieu of cash for all or a portion of their annual retainers.

        We believe that awarding restricted stock to directors is a necessary component of their total compensation, including their retainer fees, and aligns their interests with those of our stockholders. Our Compensation Committee and board of directors have allowed a limited exception to this policy in connection with Mr. Moseley's service as a director on our board to account for limitations on his ability to accept compensation for service as a director and in recognition that a grant of restricted stock to Noro-Moseley would not satisfy the intent of the board's policy. For so long as Mr. Moseley remains a director on our board, we will pay the $40,000 cash equivalent value to Noro-Moseley instead of issuing restricted stock.

        Mr. Sides, as our President and Chief Executive Officer, was not separately compensated for his service on our board of directors. See the Summary Compensation Table under "Executive Compensation—Summary Compensation" for information relating to the compensation paid to Mr. Sides. As a principal of Noro-Moseley, Mr. Moseley is not permitted to accept personal compensation for service on boards of directors of companies in which Noro-Moseley invests. Therefore, the fees relating to Mr. Moseley's service as a director are paid directly to Noro-Moseley. Retainer fees relating to Mr. Kaplan's service as a director are paid on his behalf to his company, Altos Health Management.

 Director Compensation in 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael K. Kaplan(3)(4)	17,000	30,000	47,000
Allen S. Moseley(5)	—	—	—
Jonathan R. Phillips(4)	39,999	45,000	84,999
Judith E. Starkey(4)	16,000	30,000	46,000
Andrew L. Turner(6)	8,000	—	8,000
Michael G. Valentine(4)	15,000	30,000	45,000
Edward J. VonderBrink(6)	7,000	—	7,000
Robert E. Watson(7)	—	—	—

(1)
The amounts included in the table above for Stock Awards reflect the total grant date fair value and were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the footnotes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 filed with the SEC.

(2)
Represent the grant of restricted stock to each non-employee director (other than Mr. Phillips) of $30,000 in restricted stock with a one-year vesting period and the grant to Mr. Phillips of $45,000 in restricted stock with a one-year vesting period.

(3)
As described above, retainer fees relating to Mr. Kaplan's service as a director are paid on his behalf to his company, Altos Health Management.

(4)
This director elected to receive the annual retainer in the form of restricted stock.

(5)
As described above, Mr. Moseley is not permitted to accept personal compensation for service on our board. A total of $45,000 was paid to Noro-Moseley relating to his service as a director in fiscal 2015.

(6)
The board terms of Messrs. Turner and VonderBrink expired at the 2015 Annual Meeting and they decided not to stand for re-election.

(7)
The board term of Mr. Watson expired at the 2015 Annual Meeting and he decided not to stand for re-election. As a former executive officer of the company, Mr. Watson received no compensation for his service as a director.

        We also have entered into indemnification agreements with each of our directors. Each indemnification agreement provides that we will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires that we maintain directors and officers liability insurance coverage substantially equivalent to our current coverage, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to us.

        We have provided liability insurance for our directors and officers since 1996. The current policies expire on April 26, 2017. The annual cost of this coverage is $151,000. Upon expiration, we expect to renew or replace the current policies with at least equivalent coverage.

Compensation Committee Interlocks and Insider Participation

        The following non-employee independent directors served on the Compensation Committee during the 2015 fiscal year: Messrs. Kaplan, Moseley, Turner and VonderBrink and Ms. Starkey. No member of the Compensation Committee is or was an officer or employee of ours or any subsidiary of ours. None of our directors or named executive officers serves on any board of directors or compensation committee that compensates any member of the Compensation Committee. No member of the Compensation Committee had any relationship requiring disclosure under "Related Party Transactions."

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

        Since February 1, 2014, there have been no related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K, except as described below.

        On October 31, 2014, Streamline entered into a multi-year term license with NantHealth, LLC ("NantHealth") for our Looking Glass® Clinical Analytics Solution. On January 8, 2015, Robert E. Watson resigned from his position as President and Chief Executive Officer of Streamline to become President of NantHealth. The board term of Mr. Watson expired at the 2015 Annual Meeting and he decided not to stand for re-election. In exchange for the license, NantHealth agreed to pay Streamline fees, subject to certain termination and deferral rights of NantHealth, over a six-year period depending on the aggregate number of end users of the software licensed under the agreement. Pursuant to this license, the company did not receive any revenue in the 2014 fiscal year and received approximately $52,000 in revenue in the 2015 fiscal year.

Review, Approval or Ratification of Transactions with Related Persons

        Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our board of directors) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee's charter, the Audit Committee is responsible for overseeing all related party transactions. For these purposes, a "related party transaction" refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

        In addition, all of our employees, officers and directors are required to comply with our Code of Conduct. The Code of Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of Streamline, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected.

        Since Streamline had entered into the license agreement with NantHealth before Mr. Watson became President of NantHealth, the transaction described under "Related Party Transactions—Transactions with Related Persons" did not require review, approval or ratification under the procedures described above.

 AUDIT COMMITTEE REPORT

        The Audit Committee, which operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors, oversees our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements that are included in our Annual Report on Form 10-K, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

        The Audit Committee met independently or as part of the whole board of directors to review with management each of our quarterly and annual consolidated financial statements filed on Form 10-Q or Form 10-K, prior to the filing of those reports with the SEC. The Audit Committee reviewed with RSM, our independent registered public accounting firm for fiscal year 2015, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with standards of the Public Company Accounting Oversight Board ("PCAOB"), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In particular, the Audit Committee has discussed with RSM those matters required to be discussed by Auditing Standard No. 16, "Communication with Audit Committees." RSM also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant's communications with the audit committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm's independence with the auditors themselves.

        The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2016 as filed with the SEC.

        In connection with the audit of our fiscal year 2016 consolidated financial statements, we entered into an audit engagement agreement with RSM which sets forth the terms by which RSM would perform the audit services for us. That agreement is subject to alternative dispute resolution procedures. The Audit Committee has determined that the terms and conditions of the RSM audit engagement agreement are similar to other registered public accounting firms, and a common business practice between companies and their audit firms. Although the provisions of the audit engagement agreement limit our ability to sue RSM by providing for exclusive dispute resolution procedures, we do not believe that such provisions limit our ability to recover from the firm.

AUDIT COMMITTEE
Michael G. Valentine, Chairman Allen S. Moseley Jonathan R. Phillips

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On December 10, 2015, RSM was engaged as our independent registered public accounting firm. Prior to that time, including for the fiscal year ended January 31, 2015, KPMG served as our independent registered public accounting firm. A representative of RSM is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. We do not expect a representative of KPMG to attend the Annual Meeting.

Change in Independent Registered Public Accounting Firm

        On December 10, 2015, the Audit Committee approved the engagement of RSM as our independent registered public accounting firm for the fiscal year ended January 31, 2016 and the dismissal and replacement of KPMG as our independent registered public accounting firm. RSM's engagement as our independent registered public accounting firm commenced on December 10, 2015. The dismissal of KPMG was effective on December 10, 2015. The decision to change auditors was the result of a comprehensive, competitive process.

        During the company's two most recent fiscal years ended January 31, 2015 and 2014 and subsequent interim period through December 10, 2015, neither the company nor anyone on its behalf consulted with RSM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company's consolidated financial statements, and neither a written report nor oral advice was provided to the company that RSM concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

        KPMG's audit reports on the company's consolidated financial statements for each of the two most recent fiscal years ended January 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended January 31, 2015 and 2014, and in the subsequent interim period through December 10, 2015, there were no disagreements between the company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports.

        During the two most recent fiscal years ended January 31, 2015 and 2014, and in the subsequent interim period through December 10, 2015, there was the following "reportable event" (as such term is defined in Item 304(a)(1)(v) of Regulation S-K). The company disclosed in its Form 10-K for the fiscal year ended January 31, 2014 that its internal control over financial reporting was not effective as of January 31, 2014 due to the existence of the following material weaknesses: (i) insufficient, inadequately trained personnel with U.S. generally accepted accounting principles knowledge necessary to ensure appropriate accounting for routine and non-routine significant transactions; (ii) ineffective assessment of risks related to achieving reliable financial reporting; (iii) ineffective written policies and procedures and monitoring of internal controls; (iv) ineffective internal controls over accounting for revenues and the related accounts receivable, contracts receivable, and deferred revenues; (v) ineffective internal controls over accounting for period-end accounts payable and accrued liabilities; (vi) ineffective controls over segregation of duties related to recording accounts receivable transactions and cash receipts and purchase and expense transactions and cash disbursements, and safeguarding of cash; (vii) ineffective internal controls over accounting for capitalized software development costs and the related amortization; and (viii) ineffective internal controls over information technology systems and end-user computing applications to properly restrict access and ensure appropriate segregation of duties affecting transactional data and recording of journal entries. The material weaknesses resulted in material and other misstatements in the consolidated financial statements for the fiscal year ended January 31, 2014 and periods prior thereto related to various financial statement accounts and the related disclosures as described above. In addition, in some instances, no misstatements were identified, however the ineffectiveness of the design, implementation and operation of the controls caused the company to conclude that, as a result, there is a reasonable possibility that material misstatements could occur in the company's consolidated financial statements. The material and other misstatements identified were corrected by the company's management prior to the issuance of the consolidated financial statements for the fiscal year ended January 31, 2014.

        Subsequent to January 31, 2014, as part of the company's efforts to improve its finance and accounting function and to remediate the material weaknesses that existed in the company's internal control over financial reporting and the company's disclosure controls and procedures at January 31, 2014, the company developed a remediation plan (the "Remediation Plan") pursuant to which the company implemented a number of measures. In the fiscal quarter ended January 31, 2015, the company completed the Remediation Plan. The company's management then assessed the effectiveness of the company's internal control over financial reporting as of January 31, 2015, using criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and concluded that the company's internal control over financial reporting was effective as of January 31, 2015.

        Other than as described above, there were no reportable events during the fiscal years ended January 31, 2015 and 2014 and the subsequent interim period through December 10, 2015. The Audit Committee discussed the subject matter of the reportable event with KPMG. The company has authorized KPMG to respond fully to the inquiries of RSM concerning all matters related to the periods audited by KPMG, including with respect to the subject matter of the reportable event.

        We provided KPMG with a copy of the above disclosures and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of KPMG's letter dated December 16, 2015 was attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on December 16, 2015.

Independent Registered Public Accounting Firm Fees

        The following table sets forth the aggregate fees for the 2015 and 2014 fiscal years billed by RSM and KPMG, respectively, for audit and other services approved by the Audit Committee.

	2015	2014
Audit Fees	$300,000	$1,130,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$300,000	$1,130,000

        Fees represented in the "Audit Fees" category include fees for audit work performed in the preparation of the consolidated financial statements and internal control over financial reporting, as well as in connection with our acquisition of Unibased Systems Architecture, Inc.

Audit Committee's Pre-Approval Policies and Procedures

        All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by RSM or KPMG was compatible with the maintenance of the respective firm's independence in the conduct of its auditing functions. The Audit Committee's outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

OTHER SECURITIES FILINGS

        The information contained in this Proxy Statement under the heading "Audit Committee Report" is not, and should not be deemed to be, incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act that purport to incorporate by reference other SEC filings made by us, in whole or in part, including this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and certain officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we refer to as "insiders," to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the company. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

        Based solely on a review of the copies of the forms furnished to us, we believe that during the 2015 fiscal year our insiders complied with all applicable filing requirements, except that each of Mr. Salisbury and Michael W. Halloran (our Controller) made a single late filing reporting one transaction.

OTHER BUSINESS

        Our board of directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. We have not been informed by any of our stockholders of any intention to propose any other matter to be acted upon at the Annual Meeting. The persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any other business as may properly come before the Annual Meeting. As to any such other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2016, as filed with the SEC, will be mailed without charge to any beneficial owner of our common stock, upon request. Requests for Annual Reports on Form 10-K should be addressed to: Investor Relations, Streamline Health Solutions, Inc., 1230 Peachtree St. NE, Suite 600, Atlanta, Georgia 30309. The Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering our reasonable expenses for such copies. The Form 10-K and exhibits also may be obtained through our website at http://www.streamlinehealth.net/investors, or directly from the SEC's website, http://www.sec.gov.

 STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals intended for inclusion in our proxy statement and form of proxy relating to our 2017 Annual Meeting of Stockholders must be received by us not later than January 4, 2017. Such proposals should be sent to the Corporate Secretary, Streamline Health Solutions, Inc., 1230 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a-8 under the Exchange Act, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

        Any stockholder who intends to propose any other matter to be acted upon at the 2017 Annual Meeting of Stockholders must do so in accordance with our bylaws. Under our bylaws, director nominations and other business may be brought at an Annual Meeting of Stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. To be timely under our bylaws as now in effect, a stockholder notice must be delivered or mailed to our Corporate Secretary at our principal executive offices not less than 90 days prior to the first anniversary of the preceding year's Annual Meeting of Stockholders. Stockholder proposals for the 2017 Annual Meeting of Stockholders, other than proposals intended for inclusion in our proxy statement as set forth in the preceding paragraph, must be received by February 24, 2017. However, in the event that the date of the 2017 Annual Meeting of Stockholders is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements.

        Only such proposals as are (1) required by the rules of the SEC, and (2) permissible under the Delaware General Corporation Law will be included on the 2017 Annual Meeting of Stockholders agenda.

* * * * *

        ALL STOCKHOLDERS ARE URGED TO VOTE. SEE "GENERAL INFORMATION—VOTING METHODS" FOR MORE INFORMATION ON YOUR VOTING OPTIONS.

        THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Jonathan R. Phillips Chairman of the Board

Atlanta, Georgia
May 2, 2016

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2016. Vote by Internet • Go to www.envisionreports.com/STRM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR ALL NOMINEES listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: 01 - MICHAEL K. KAPLAN 04 - DAVID W. SIDES 02 - ALLEN S. MOSELEY 05 - JUDITH E. STARKEY 03 - JONATHAN R. PHILLIPS 06 - MICHAEL G. VALENTINE + Mark here to vote FOR ALL NOMINEES Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain ForAgainst Abstain 2. Non-binding advisory vote on the compensation of the Company’s named executive officers (“say-on-pay”). 3. Vote to ratify the appointment of RSM US LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2016. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears above. When shares are held as joint tenants, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 7 7 9 6 6 1 02CCKA MMMMMMMMM B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Streamline Health Solutions, Inc. + 1230 Peachtree St. N.E., Suite 600 Atlanta, GA 30309 This Proxy is solicited on behalf of the Board of Directors of the Company The undersigned hereby appoints David W. Sides, Nicholas A. Meeks and Jack W. Kennedy Jr. and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of the Common Stock of Streamline Health Solutions, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 25, 2016, at 9:30 a.m., and at any adjournment thereof. The undersigned acknowledges having received from Streamline Health Solutions, Inc., prior to the execution of this Proxy, a Notice of Annual Meeting, a Proxy Statement, and an Annual Report. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR ALL NOMINEES listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign, date, and return the Proxy promptly using the enclosed envelope. (continued on other side) Non-Voting Items Change of Address — Please print new address below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C

QuickLinks

GENERAL INFORMATION
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")
PROPOSAL 3—RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at 2015 Fiscal Year End
Equity Compensation Plan Information
DIRECTOR COMPENSATION
Director Compensation in 2015
RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER SECURITIES FILINGS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS